Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD FIRST QUARTER DILUTED EPS OF $0.53 ON REVENUES OF $196 MILLION

-    GAMING OPERATIONS REVENUES INCREASED TO A RECORD $71 MILLION

-    SYSTEMS REVENUES INCREASED 15 PERCENT FROM LAST QUARTER TO $54 MILLION

-    OPERATING MARGIN IMPROVED TO A RECORD 26 PERCENT FROM 23 PERCENT LAST YEAR

-    CASH FLOW FROM OPERATIONS INCREASED 59 PERCENT OVER LAST YEAR TO A FIRST QUARTER RECORD $40 MILLION

-    COMPANY RAISES FISCAL 2010 DILUTED EPS GUIDANCE TO RANGE OF $2.30 TO $2.55

-    COMPANY INITIATES FISCAL 2010 SYSTEMS REVENUE GUIDANCE OF $220 MILLION TO $230 MILLION

LAS VEGAS, October 29, 2009 — Bally Technologies, Inc. (NYSE: BYI), a leading global gaming technology supplier, today announced record first quarter diluted earnings per share (“Diluted EPS”) of $0.53 on revenue of $196 million for the three months ended September 30, 2009.

“Despite the challenging economy, our strong product portfolio and diversified business model drove yet another very profitable quarter,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We also continued to build our recurring revenues to 51 percent of total revenues in the first quarter versus 40 percent in the same period last year.”

“We continued to strengthen our balance sheet in the first quarter as we further reduced debt by $6 million while repurchasing $15 million of our stock and increasing our cash balance by $20 million,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Improved gaming equipment and gaming operations gross margins, and control of expenses, allowed us to drive our first quarter operating margin to a record 26 percent during the quarter from 23 percent in the same period last year.”

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 2 of 8

First Quarter Fiscal 2010 Highlights

	Three Months Ended September 30,
	2009	2008
	(dollars in millions, except EPS)
Revenues:
Gaming Equipment and Systems	$187.3	$227.4
Casino Operations	9.2	10.0
Total Revenue	$196.5	$237.4

Net income attributable to Bally Technologies, Inc.	$30.6	$30.3
Adjusted EBITDA	$73.0	$72.6
Diluted EPS attributable to Bally Technologies, Inc.	$0.53	$0.52

Three Months Ended September 30, 2009 Compared with Three Months Ended September 30, 2008

•                  Diluted EPS increased to a first quarter record of $0.53 as compared with $0.52 last year.

•                  Net income attributable to Bally Technologies, Inc. increased to a first quarter record $31 million as compared with $30 million last year.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation), a non-GAAP financial measure, increased to a first-quarter record $73 million.

•                  Free Cash Flow, a non-GAAP financial measure, increased by 72 percent to $36 million as compared with $21 million last year.

•                  Operating margin increased to a record 26 percent as compared with 23 percent last year.

•                  Total revenues decreased to $196 million as compared with $237 million last year.

•                  Operating income decreased to $51 million as compared with $53 million last year.

•                  Selling, general, and administrative (“SG&A”) expenses remained constant at 24 percent of total revenues in both periods.

•                  Research and development (“R&D”) expenses increased to 10 percent of total revenue as compared with 8 percent last year.

During the first quarter of fiscal 2010, the Company repurchased 392,000 shares of its common stock for approximately $15 million.  Since October 1, 2009, under the Company’s 10b-5 plan, an additional approximately 204,000 shares were purchased for approximately $8 million, leaving approximately $39 million remaining under its current share-repurchase authorization.

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 3 of 8

Unaudited summary financial information for Bally Gaming Equipment and Systems for the three months ended September 30, 2009 and 2008 is presented below:

	Three Months Ended September 30,
	2009	% Rev	2008	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$62.0	33%	$107.3	47%
Gaming Operations	71.3	38%	67.8	30%
Systems	54.0	29%	52.3	23%
Total revenues	$187.3	100%	$227.4	100%

Gross Margin:
Gaming Equipment (1)	$29.5	48%	$47.4	44%
Gaming Operations	52.2	73%	47.2	70%
Systems (1) (2)	36.2	67%	35.4	68%
Total gross margin	$117.9	63%	$130.0	57%

Expenses:
Selling, general and administrative (2)	$41.6	22%	$46.9	21%
Research and development	19.5	10%	19.9	9%
Depreciation and amortization	4.8	3%	4.1	2%
Operating income	$52.0	28%	$59.1	26%

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)          Certain costs associated with system sales previously included in selling, general, and administrative expenses have been reclassified in the prior year to conform to the current year presentation.

	Three Months Ended September 30,
	2009	2008
Operating Statistics
New gaming devices	3,936	6,598
Original Equipment Manufacturer (“OEM”) Units	-	465
New unit Average Selling Price (“ASP”)	$14,115	$14,062

End-of-period installed base:
Gaming monitoring units installed base	361,000	314,000
Systems managed cashless games	311,000	282,000

Total linked progressive systems	1,061	1,249
Rental and daily-fee games	12,389	13,089
Lottery systems	7,911	8,122
Centrally determined systems	48,958	43,523

“Our Gaming Operations business generated record revenues during the first quarter resulting from recent new product introductions, including our Digital Tower Series games,” Bally’s Chief Operating Officer Gavin Isaacs said. “During the second quarter, we will release additional content including spinning-wheel games and our DualVision™ two-player cabinet.  We are also excited about our innovative new game content based on customer feedback leading into this year’s Global Gaming Expo (“G2E”), where we will have 30 percent more space than in 2008.  We will offer our customers twice as many titles in calendar 2010 versus 2009, many of which will be showcased at G2E.”

“We are very positive about the current state of our systems business, our competitive position, and our expanding backlog and sales pipeline,” said Ramesh Srinivasan, the Company’s Executive Vice President – Systems.  “Over the past few months, we signed several new systems contracts with marquee customers, including multiple competitive replacements

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 4 of 8

and new casino additions, and a change by a major Macau organization to Bally as their systems standard.  The industry seems to find our re-engineered core products to be well ahead of the competition.  I believe that our systems leadership will continue to expand.  Our new suite of iVIEW DM™, CoolSign™ Media Management, Bally Command Center™, and Bally Business Intelligence™ is key to the future of gaming, and is being well received by top casino executives.”

Highlights of Certain Results for the Three Months Ended September 30, 2009

Gaming Equipment

•                  Revenues decreased to $62 million as compared with $107 million in the same period last year.

•                  New gaming device sales decreased to 3,936 units as compared with 6,598 units in the same period last year due to a continued sluggish North America replacement market.  In addition, there were also fewer new openings and expansions this quarter as compared to the prior year period.

•                  New unit sales to international customers were 1,518 units, or 39 percent of total new-unit shipments, as compared with 1,399 units in the same period last year.

•                  ASP of new gaming devices increased to $14,115 per unit, primarily as a result of product mix.

•                  Gross margin increased to 48 percent from 44 percent in the same period last year, primarily due to the increase in ASP, lower material costs, and a decrease in inventory write-downs.

Gaming Operations

•                  Revenues increased to a record $71 million as compared with $68 million in the same period last year, primarily driven by an increase in premium revenue units and an increase in revenue per unit.

•                  Gross margin increased to a record 73 percent from 70 percent in the same period last year, primarily as a result of an increase in participation, rental, and license revenue which had little associated variable costs.

Systems

•                  Revenues increased to $54 million as compared with $52 million in the same period last year as a result of higher maintenance and services revenue as well as the continued acceptance of the Company’s products, including the Company’s iVIEW™ player-communication network, Business Intelligence, SDS® for Windows®, and suite of bonusing products.

•                  Gross margin decreased to 67 percent from 68 percent in the same period last year primarily as a result of an increase in parts and freight expense associated with several large go-lives in the quarter.

•                  Maintenance revenues increased to $14 million as compared with $12 million in the same period last year.

Fiscal 2010 Business Update

The Company raised its fiscal 2010 guidance for Diluted EPS to $2.30 to $2.55 from an earlier range of $2.25 to $2.50.  The Company also expects that its fiscal 2010 Systems revenues will range from $220 million to $230 million.  While this guidance is still based upon less than optimal visibility into the fiscal year due to the current weak global economy and sluggish North American gaming machine replacement market, it is offset by the Company’s new product introductions and an expected improvement in customer spending beginning in calendar 2010.  This guidance does not consider any significant benefit from recently announced or potential new jurisdictions in North America or international markets.  As a result of normal seasonal trends and the expectation of an improvement in customer spending in calendar year 2010, the Company continues to expect that its Diluted EPS in the second half of fiscal 2010 will exceed the first half.

The Company has provided this updated range of earnings guidance and initial Systems revenue guidance for fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, and assumptions about the Company’s new product introductions and regulatory approvals.

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 5 of 8

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with accounting principles generally accepted in the United States (“GAAP”), to Adjusted EBITDA:

	Three Months Ended
	September 30,
	2009	2008
	(in 000’s)
Net income attributable to Bally Technologies, Inc.	$30,624	$30,304
Interest expense, net	2,641	3,937
Income tax expense	17,045	17,137
Depreciation and amortization	19,203	17,649
Share-based compensation	3,499	3,558
Adjusted EBITDA	$73,012	$72,585

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Cash Flows from Operating Activities, as determined in accordance with GAAP, to Free Cash Flow:

	Three Months Ended
	September 30,
	2009	2008
	(in 000’s)
Cash Flows from Operating Activities (1)	$39,928	$25,172
Less: Capital Expenditures	(3,541)	(3,968)
Free Cash Flow	$36,387	$21,204

(1)          Cash Flows from Operating Activities for the three months ended September 30, 2009 and 2008 includes $8.1 million and $10.3 million, respectively, of non-cash transfers of inventory to leased gaming equipment.

Free Cash Flow, as calculated by Cash Flows from Operating Activities less Capital Expenditures, is a supplemental non-GAAP financial measure used by the Company’s management to evaluate the Company’s ability to generate excess cash that can be used for investments, debt repayment, stock repurchases, and other activities.  Free Cash Flow should not be considered in isolation or as an alternative to Cash Flows from Operating Activities as determined in accordance with GAAP.  Not all companies calculate Free Cash Flow the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-543-6408 or 617-213-8899 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.”  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until November 28, 2009.

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 6 of 8

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 7 of 8

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND SEPTEMBER 30, 2008

	Three Months Ended
	September 30,
	2009	2008
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$116,021	$159,574
Gaming operations	71,309	67,776
Casino operations	9,155	10,048
	196,485	237,398
Costs and expenses:
Cost of gaming equipment and systems (1) (2)	50,372	76,822
Cost of gaming operations	19,091	20,560
Direct cost of casino operations	3,865	4,355
Selling, general and administrative (2)	46,947	57,207
Research and development	19,471	19,871
Depreciation and amortization	5,824	5,106
	145,570	183,921
Operating income	50,915	53,477

Other income (expense):
Interest income	645	1,156
Interest expense	(3,286)	(5,093)
Other, net	128	(2,566)

Income before income taxes	48,402	46,974
Income tax expense	(17,045)	(17,137)
Net income	31,357	29,837
Less net income (loss) attributable to noncontrolling interests	733	(467)

Net income attributable to Bally Technologies, Inc.	$30,624	$30,304

Basic and diluted earnings per share:
Basic earnings attributable to Bally Technologies, Inc. per share	$0.56	$0.55
Diluted earnings attributable to Bally Technologies, Inc. per share	$0.53	$0.52

Weighted average shares outstanding:
Basic	54,268	55,070
Diluted	57,685	58,124

(1)          Cost of gaming equipment and systems exclude amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)          Certain costs associated with system sales previously included in selling, general, and administrative expenses have been reclassified in the prior year to conform to the current year presentation.

Bally Technologies, Inc. Reports Record First Quarter Diluted EPS of $0.53 On Revenues of $196 Million    Page - 8 of 8

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2009 AND JUNE 30, 2009

	September 30, 2009	June 30, 2009
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$84,867	$64,598
Restricted cash	9,555	9,076
Accounts and notes receivable, net of allowances for doubtful accounts of $8,574 and $8,939	181,192	174,698
Inventories	52,935	52,942
Prepaid and refundable income tax	27,374	43,756
Deferred income tax assets	37,309	36,114
Deferred cost of revenue	19,101	21,906
Prepaid assets	12,106	7,531
Other current assets	9,341	13,018
Total current assets	433,780	423,639
Restricted long-term investments	12,656	12,097
Long-term receivables	18,125	9,826
Property, plant and equipment, net of accumulated depreciation of $67,294 and $64,113	76,158	76,889
Leased gaming equipment, net of accumulated depreciation of $126,938 and $117,638	89,218	95,012
Goodwill	162,198	161,960
Intangible assets, net	38,668	32,198
Deferred income tax assets	12,703	15,373
Long-term deferred cost of revenue	39,392	41,615
Other assets, net	11,394	12,273
Total assets	$894,292	$880,882
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,496	$20,574
Accrued liabilities	43,340	47,405
Customer deposits	10,715	10,375
Jackpot liabilities	12,621	12,266
Deferred revenue	43,355	49,122
Income tax payable	3,489	2,971
Current maturities of long-term debt	37,851	35,337
Total current liabilities	171,867	178,050
Long-term debt, net of current maturities	165,000	173,750
Long-term deferred revenue	57,300	60,464
Other income tax liability	19,990	22,072
Other liabilities	8,468	7,797
Total liabilities	422,625	442,133
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 57,885,000 and 57,091,000 shares issued and 54,709,000 and 54,312,000 outstanding	5,782	5,703
Treasury stock at cost, 3,176,000 and 2,779,000 shares	(80,141)	(64,727)
Additional paid-in capital	348,482	330,465
Accumulated other comprehensive loss	(1,150)	(770)
Retained earnings	196,247	165,623
Total Bally Technologies, Inc. stockholders’ equity	469,232	436,306
Noncontrolling interests	2,435	2,443
Total stockholders’ equity	471,667	438,749
Total liabilities and stockholders’ equity	$894,292	$880,882